Exhibit 4.1

DESCRIPTION OF SECURITIES

As of December 31, 2019, the common stock, par value $2.50 per share, was the only class of securities of Eagle Financial Services, Inc. (the “Company”) registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The following section describes the general terms and provisions of the shares of the Company’s common stock. You should read the Company’s articles of incorporation and bylaws for additional information about the common stock. The articles of incorporation and bylaws are included as exhibits to the Company’s Annual Report on Form 10-K, to which this exhibit also is attached.

General

As of December 31, 2019, the Company had 10,500,000 shares of capital stock authorized. This authorized capital stock consisted of:

•	10,000,000 shares of common stock, par value $2.50 per share, 3,430,103 of which were outstanding; and

•	500,000 shares of preferred stock, par value $10.00 per share, none of which were outstanding.

Voting Rights

Each holder of common shares is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors or otherwise.

Dividends

Holders of common shares are entitled to receive dividends when and as declared by the board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws and the preferential dividend rights of the preferred stock. The Company is a corporation separate and distinct from Bank of Clarke County. Since most of the Company’s revenues will be received by it in the form of dividends or interest paid by Bank of Clarke County, the Company’s ability to pay dividends will be subject to certain regulatory restrictions.

No Preemptive or Conversion Rights

Holders of the Company’s common shares do not have preemptive rights to purchase additional shares of any class of the Company’s stock, and have no conversion or redemption rights.

Calls and Assessments

All of the issued and outstanding common shares are non-assessable.

Liquidation Rights

In the event of the Company’s liquidation, dissolution or winding up, the holders of common shares (and the holders of any class or series of stock entitled to participate with the common shares in the distribution of assets) shall be entitled to receive, in cash or in kind, the Company’s assets available for distribution remaining after payment or provision for payment of the Company’s debts and liabilities and distributions or provision for distributions to holders of the preferred stock having preference over the common shares.

Preferred Stock

The Company’s board of directors is granted the authority from time to time to issue preferred stock in one or more series and in connection with the creation of any such series to fix by resolution the preferences, limitations and relative rights thereof as set forth in the articles of incorporation. As of December 31, 2019, there were 500,000 authorized shares of preferred stock, par value $10.00 per share, none of which were outstanding.

The preferences and other terms of any series of preferred stock will be fixed by an amendment to the Company’s articles of incorporation designating the terms of that series. Because the Company’s board of directors has the power to establish the preferences and rights of each series of preferred stock, it may afford the holders of any series of preferred stock preferences and rights, voting or otherwise, senior to the rights of holders of the Company’s common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock until the Company’s board of directors determines the specific rights of the holders of preferred stock. However, the effects might include:

•	restricting dividends on the Company’s common stock;

•	diluting the voting power of the Company’s common stock;

•	impairing liquidation rights of the Company’s common stock; or

•	discouraging, delaying or preventing a change in control of the Company without further action by its shareholders.

Certain Provisions of the Company’s Articles of Incorporation and Bylaws and Virginia Law

General

The Company’s articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of the Company by means of a tender offer, a proxy contest or otherwise. In addition, Virginia has two antitakeover statutes, the Affiliated Transactions Statute and the Control Share Acquisitions Statute, that could make it more difficult for another party to acquire the Company without the approval of the Company’s board of directors. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with the Company. Although these provisions may have the effect of delaying, deferring or preventing a change in control, the Company believes that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Special Voting Provisions

The Company’s articles of incorporation currently provide that unless previously approved by 80 percent of disinterested directors or certain price and procedural requirements are met, the following transactions with a beneficial owner, directly or indirectly, of more than 20 percent of the Company’s outstanding capital stock entitled to vote, require approval by at least 80 percent of the Company’s outstanding capital stock entitled to vote:

•	any merger or consolidation of the Company or its subsidiaries;

•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, of all, or substantially all, of any of the Company’s or its subsidiaries’ assets having a fair market value of $1,000,000 or more;

•
the issuance or transfer, in one transaction or a series of transactions, of any securities of the Company in exchange for cash, securities or other property having a fair market value of $1,000,000 or more;

•	the adoption of a plan for the Company’s liquidation or dissolution proposed by such beneficial owner or an affiliate thereof; or

•
any reclassification, recapitalization, merger or consolidation or any other transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company or its subsidiaries which is directly or indirectly owned by such beneficial owner or an affiliate thereof.

If any of the foregoing transactions is with a corporation, person or entity that is not a beneficial owner, directly or indirectly, of more than twenty percent of the Company’s outstanding capital stock entitled to vote, the affirmative vote of two-thirds of the Company’s outstanding capital stock entitled to vote shall be required to approve the transaction.

Advance Notice for Shareholder Proposals or Nominations at Meetings

The Company’s bylaws also prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings. For a shareholder to nominate a candidate for director or to bring other business before a meeting, notice must be received by the Company’s Secretary not less than 60 days and not more than 90 days prior to the date of the meeting. Notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving the notice. Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefore, and other specified matters regarding the shareholder giving the notice.

Blank Check Preferred Stock

As permitted by the Virginia Stock Corporation Act (the “Virginia SCA”), the Company’s board of directors may issue shares of preferred stock without shareholder approval. The Company’s board of directors has the flexibility to deter attempts to gain control of the Company by including extraordinary voting, dividend, redemption or conversion rights in any preferred stock that it may deem appropriate to issue.

No Cumulative Voting

The Company’s articles of incorporation do not provide for cumulative voting in the election of directors.

Removal of Directors

The Company’s articles of incorporation currently provide that a director may not be removed from office as a director except by the affirmative vote of the holders of 80% of the shares of the Company’s common stock issued, outstanding and entitled to vote.